CERTIFICATE OF OFFICER

OF

LENNAR PARTNERS, INC

Pooling and Servicing Agreement dated as of August 1, 2002

(the "Agreement"), by and among GE Capital Commercial Mortgage Corporation,

as Depositor, Wachovia Bank, N.A., as Servicer, LaSalle Bank, N.A., as Trustee,

ABN AMRO Bank N.V., as Fiscal Agent, and

Lennar Partners, Inc., as Special Servicer

(GECCMC 2002-2)

The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC., a Florida Corporation (the "Company"), in accordance with Section 3.13 of the Agreement, hereby certifies on behalf of the Company that (i) a review of the activities of the Company during the year ended December 31, 2002 and of its performance under the Agreement has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Company has maintained an effective internal control system relating to its servicing of the Mortgage Loans and it has fulfilled all of its obligations under the Agreement in all material respects throughout such period ended December 31, 2002, (iii) the Company has not received notice regarding qualification, or challenging the status, of the Lower-Tier REMIC or Upper-Tier REMIC as a REMIC from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2003.

Susan K. Chapman

Susan K. Chapman

Vice President

Lennar Partners, Inc.

OC GECC 2002-2